Exhibit 10.1  - Lock-up Agreement

January 15, 2008

Your Event, Inc.
7065 W. Ann Road, #130-110
Las Vegas, Nevada  89130

Re:  LOCK-UP AGREEMENT

To Your Event, Inc. Shareholders:

The undersigned, the sole officer/director of Your Event, Inc., a Nevada corporation (the "Company"), owns 8,200,000 common shares of the Company. She understands that the Company needs to sell 4,000,000 common shares maximum, 1,000,000 common shares minimum to help capitalize the Company. In order to obtain a permit to sell securities in the State of Nevada, management agrees with NRS 90.500(8) that a lock-up agreement of her
8,200,000 shares is necessary.   This lock-up agreement adds a level of
protection to new investors.

Therefore, for the benefit of the Company, Ms. Montgomery has agreed to lock-up her entire 8,200,000 common stock holdings in the Company until the first of the following events occur:

(1) a period of three years from the date of this offering;

(2) when the Company's stock is traded on the NASD "Over-the-Counter" at a average share price of greater than the price in this offering circular for a minimum of three months;

(3) NASDAQ "Small Cap" or higher market; or

(4) when the Company has paid the initial purchase price back to the purchasing shareholders in the form of Company dividends.

THIS LOCK-UP AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.


Sincerely,


Marilyn Montgomery

cc: Empire Stock Transfer, Inc.